EX-99.d.2

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

January 28, 2013

Board of Trustees
Delaware Group Foundation Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the "Manager"), agrees that in order to improve the performance of Delaware Foundation Equity Fund, Delaware Foundation Growth Allocation Fund, Delaware Foundation Moderate Allocation Fund, and Delaware Foundation Conservative Allocation Fund (collectively, the “Funds”), each a series of Delaware Group Foundation Funds, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan, taxes, interest, short sale and dividend interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, “nonroutine expenses”)) in an aggregate amount equal to the amount by which the Funds’ respective total operating expenses (excluding any 12b-1 plan, taxes, interest, inverse floater program expenses, brokerage fees, short sale and dividend and interest expenses, certain insurance costs, and nonroutine expenses) exceed the percentages set forth below for the period January 28, 2013 through January 28, 2014. For purposes of this Agreement, nonroutine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board of Trustees and the Manager. Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from the Funds’ participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Fund	Expense Cap
Delaware Foundation Equity Fund	0.95%
Delaware Foundation Growth Allocation Fund	0.90%
Delaware Foundation Moderate Allocation Fund	0.90%
Delaware Foundation Conservative Allocation Fund	0.88%

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/ Philip N. Russo
Name: Philip N. Russo
Title: Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Foundation Funds

By:	/s/ Patrick P. Coyne
Name: Patrick P. Coyne
Title: President & Chief Executive Officer
Date: January 28, 2013